THIRD AMENDMENT TO
                                 LOAN AGREEMENT


     THIS THIRD AMENDMENT (this "Amendment") is entered into as of October 6, 1998, among Effective Management Systems, Inc. ("EMS"), a Wisconsin corporation, EMS-East, Inc. ("EMS-East"), a Massachusetts corporation, Effective Management Systems of Illinois, Inc. ("EMS-Illinois"), an Illinois corporation (EMS, EMS-East and EMS-Illinois are each individually a "Borrower", and collectively "Borrowers"), and Foothill Capital Corporation ("Lender").

     WHEREAS, Borrowers and Lender are parties to a Loan and Security Agreement dated as of December 30, 1997 (the "Loan Agreement");

     WHEREAS, Borrowers have requested that Lender amend the Loan Agreement, and Lender has agreed to do so subject to the terms and conditions contained herein;

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

     2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Loan Agreement is amended as follows:

     (a) The definition of "Maximum Revolving Amount" is hereby amended and restated in its entirety as follows:

                  "Maximum Revolving Amount" means $5,000,000.

     (b) Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

     2.3 Term Loan.

          Foothill made a term loan (the "Term Loan") to Borrowers in the original principal amount of $3,112,500, consisting of an advance of $3,000,000 and the closing fee of $112,500 described in Section 2.11(b). As of October 6, 1998, the outstanding principal amount of the Term Loan is $2,723,447. Foothill has agreed to make an additional advance (which shall be added to and become part of the Term Loan) in the amount of $776,553 to increase the Term Loan to $3,500,000. The Term Loan, as so increased, shall be repaid in 35 installments of principal each in the amount of $100,000

     (except for the last such installment which shall be in the amount of the unpaid principal balance of the Term Loan). Each such installment shall be due and payable on the tenth day of each month commencing on the tenth day of November, 1998 and continuing on the tenth day of each succeeding month, and the final payment shall be on the third anniversary of the Closing Date. In addition to the foregoing, Borrowers shall make prepayments of principal of the Term Loan such that at all times the outstanding principal balance of the Term Loan is less than the Applicable Maintenance Revenue Amount. The outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Term Loan may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrowers to Foothill. All prepayments of principal of the Term Loan shall be applied to the installments due on the Term Loan in the inverse order of their maturity. All amounts outstanding under the Term Loan shall constitute Obligations.

          (c) The first sentence of Section 3.4 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Foothill and shall continue in full force and effect for a term ending on October 31, 2001 (the "Renewal Date") and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof.

          (d) Section 3.6 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          3.6 Early Termination by Borrower.

          The provisions of Section 3.4 that allow termination of this Agreement by Borrowers only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrowers have the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 102% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) 3% of the Maximum Amount if such termination occurs on or before October 31, 1999, (b) 2% of the Maximum Amount if such termination occurs after October 31, 1999 but on or before October 31, 2000, and (c) 1% of the Maximum Amount if such termination occurs after October 31, 2000 but before October 31, 2001; provided, that if Borrowers refinance the facility provided for under this Agreement after

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

     the eighteen month anniversary of the date hereof with Norwest Bank, N.A. or any of its subsidiaries, the Early Termination Premium will be waived by Foothill.

     (e) Section 7.20 of the Loan Agreement is hereby amended and restated in its entirety as follows:

     7.20 Financial Covenants.

     Fail to maintain:

          (a) Tangible Net Worth. Tangible Net Worth as of the last day of any fiscal quarter set forth below of at least the amount set forth below opposite such fiscal quarter:

                 Fiscal Quarter                               Amount
   August 31, 1998                                         ($5,000,000)
                                                 plus the Equity Infusion Amount
   November 30, 1998                                       ($3,750,000)
                                                 plus the Equity Infusion Amount
   February 28, 1999                                       ($4,000,000)
                                                 plus the Equity Infusion Amount
   May 31, 1999                                            ($3,500,000)
                                                 plus the Equity Infusion Amount
   August 31, 1999                                         ($2,750,000)
                                                 plus the Equity Infusion Amount
   November 30, 1999 and the last day of                   ($2,500,000)
   each fiscal quarter thereafter                plus the Equity Infusion Amount

         "Equity Infusion Amount" means the amount, if any, by which the equity contributed to Borrowers at any time after October 6, 1998 exceeds $1,000,000.

          (b) EBITDA. EBITDA for any period set forth below of at least the amount set forth below opposite such period:

                              Period                                   Amount
                              ------                                   ------
          3 month period ending August 31, 1998                     ($1,500,000)

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

                              Period                                   Amount
                              ------                                   ------

          3 month period ending November 30, 1998                         0
          3 month period ending February 28, 1999                    ($500,000)
          3 month period ending May 31, 1999 and 3 month              $500,000
          period ending on the last day of each fiscal quarter thereafter

     (f) Section 7.21 of the Loan Agreement is hereby amended and restated in its entirety as follows:

     7.21 Capital Expenditures.

          Make capital expenditures in any fiscal year set forth below in excess of the amount set forth opposite such fiscal year:

                                Period                               Amount
          Fiscal year ending November 30, 1998                     $1,750,000
          Fiscal year ending November 30, 1999 and each            $1,750,000
          fiscal year thereafter

     3. Ratification. This Amendment, subject to satisfaction of the conditions provided below, shall constitute amendments to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

     4. Conditions to Effectiveness. Subject to Section 5 below, the amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment and upon the satisfaction of the following conditions precedent in form and substance satisfactory to Lender:

     (a) Modification Fee. Borrowers shall have paid Lender a modification fee in the amount of $20,000.

     (b) Other Documents. Borrower shall have executed and delivered to Lender such other documents, agreements and instruments as Lender shall have requested.

     (c) No Default. No Event of Default or event which, with the giving of notice or the passage of time, or both, would become an Event of Default, Shall have

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

occurred and be continuing, and, after giving effect to the amendments contained herein, no Event of Default or event which, with the giving of notice or the passage of time, or both, would become an Event of Default, shall have occurred and be continuing.

5. Miscellaneous.

     (a) Warranties and Absence of Defaults. In order to induce Lender to enter into this Amendment, each Borrower hereby warrants to Lender, as of the date hereof, that:

          (i) The warranties of such Borrower contained in the Loan Agreement, as herein amended, are true and correct as of the date hereof as if made on the date hereof.

          (ii) All information, reports and other papers and data heretofore furnished to Lender by such Borrower in connection with this Amendment, the Loan Agreement and the other Loan Documents are accurate and correct in all material respects and complete insofar as may be necessary to give Lender true and accurate knowledge of the subject matter thereof. Such Borrower has disclosed to Lender every fact of which it is aware which would reasonably be expected to materially and adversely affect the business, operations or financial condition of such Borrower or the ability of such Borrower to perform its obligations under this Amendment, the Loan Agreement or under any of the other Loan Documents. None of the information furnished to Lender by or on behalf of such Borrower contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

          (iii) No Event of Default or event which, with giving of notice or the passage of time, or both would become an Event of Default, exists as of the date hereof.

     (b) Expenses. Borrowers agree to pay on demand all costs and expenses of Lender (including the reasonable fees and expenses of outside counsel for Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree to pay, and save Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 5(b) shall survive any termination of this Amendment and the Loan Agreement as amended hereby.

     (c) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California.

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

     (d) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     (e) Reference to Loan Agreement. On and after the effectiveness of the amendment to the Loan Agreement accomplished hereby, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreement in any Loan Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

     (f) Successors. This Amendment shall be binding upon Borrowers, Lender and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lender and their respective successors and assigns.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.


                                            EFFECTIVE MANAGEMENT SYSTEMS, INC.,
                                            a Wisconsin corporation


                                            BY  /S/
                                            Title


                                            EMS-EAST, INC., a Massachusetts
                                            corporation


                                            By  /S/
                                            Title


                                            EFFECTIVE MANAGEMENT SYSTEMS OF
                                            ILLINOIS, INC., an Illinois
                                            corporation


                                            By  /S/
                                            Title


                                            FOOTHILL CAPITAL CORPORATION,
                                            a California corporation


                                            By  /S/
                                            Title